Exhibit 99.6

FORM OF

NOMINEE HOLDER CERTIFICATION

FG FINANCIAL GROUP, INC.

The undersigned, a bank, broker, dealer, trustee, depositary, or other nominee of non-transferable subscription rights to purchase shares of common stock of FG Financial Group, Inc. (the “Company”), pursuant to the subscription rights offering described and provided for in the Company’s prospectus, dated October 28, 2021, hereby certifies to the Company and Vstock Transfer, LLC, as subscription agent for such rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of subscription rights, on the terms and subject to the conditions set forth in the prospectus, to purchase the number of shares of Common Stock specified below pursuant to the basic subscription right (as defined in the prospectus) and, on behalf of beneficial owners of subscription rights who have subscribed for the purchase of additional shares pursuant to the over-subscription privilege (as defined in the prospectus), the number of shares specified below pursuant to the over-subscription privilege, listing separately below each such exercised basic subscription right and the corresponding over-subscription privilege (without identifying any such beneficial owner by name), and (2) to the extent a beneficial owner has elected to subscribe for shares pursuant to the over-subscription privilege, each such beneficial owner’s basic subscription right has been exercised in full:

Number of Shares of Common Stock Owned on the Record Date	Number of Subscription Rights Exercised	Number of Shares Subscribed for Pursuant to Basic Subscription Right	Number of Shares Subscribed for Pursuant to Over- Subscription Privilege
1.
2.
3.
4.
5.
6.
7.

Provide the following information, if applicable:

Name of Nominee Holder	DTC Participant Number

By:
Name:	DTC Subscription Confirmation Number(s)
Title:

Phone Number:

Fax Number:

Dated: